EXHIBIT 99.1
ANNUAL STATEMENT SERVICER’S CERTIFICATE
VW CREDIT, INC.

VOLKSWAGEN AUTO LEASE TRUST 2005-A
     The undersigned, a duly authorized representative of VW Credit, Inc. (“VCI”, or the “Servicer”), pursuant to the Transaction SUBI Supplement 2005-A to Servicing Agreement dated as of March 3, 2005 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Agreement”), by and among VW CREDIT LEASING, LTD., VCI, as Servicer, and U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as SUBI Trustee, do hereby certify that:
1.	VCI is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a servicing officer and is duly authorized pursuant to the agreement to execute and deliver this Certificate to the Rating Agencies, the Issuer and the Indenture Trustee.

3.	A review of the activities of the Servicer from the Closing Date through December 31, 2005 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such period.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this thirtieth day of March, 2006.

/s/ Bruce Harris
Name:	Bruce Harris
Title:	Chief Financial Officer